Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AXIL BRANDS, INC.

AXIL Brands, Inc., (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 9, 2015, as amended by that Certificate of Amendment filed on June 13, 2022, that Certificate of Amendment filed on January 12, 2024, and that Certificate of Amendment filed on February 12, 2024 (as amended, the “Certificate of Incorporation”).

2.	Paragraph A of Article IV of the Certificate of Incorporation of the Corporation shall be amended and restated as follows:

“A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is forty-three million (43,000,000) shares, of which fifteen million (15,000,000) shares shall be Common Stock each with a par value of $0.0001 per share, and twenty-eight million (28,000,000) shares shall be Preferred Stock, each with a par value of $0.0001 per share. The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.”

3.	Paragraph D of Article IV of the Certificate of Incorporation of the Corporation shall be amended and restated as follows:

“D. Series A Preferred. A series consisting of twenty-seven million, seven hundred seventy-three thousand, five hundred (27,773,500) shares of Preferred Stock with a par value of $0.0001 per share is hereby established and designated as the “Series A Preferred Stock” of this Corporation. The Series A Preferred Stock shall have the rights, preferences and privileges, and shall be subject to the restrictions, as are hereinafter set forth below.”

4.	These amendments were duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 228 and 242 of the DGCL.

5.	This Certificate of Amendment shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

6.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned duly authorized officer this 19th day of May, 2025.

AXIL BRANDS, INC.
/s/ Jeff Toghraie
Name: Jeff Toghraie
Title: Chief Executive Officer